Exhibit 11.1

CODE OF ETHICS

1.	Definitions

1.1	“Company” used in this code of ethics means and includes SR Telecom Inc., all of its subsidiaries and affiliates and their successors and assigns;

1.2	“Insiders” means the Company, its subsidiaries, its directors and officers and those of its subsidiaries and any person controlling at least ten per cent (10%) of the securities of the Company in a category carrying a voting or participating right or an unlimited right to a share of the profits and in its assets in case of winding-up (including the directors and officers of this person in the case of a company);

1.3	“Person having a special relationship with the Company” means every person who, through its relationship with the business, holds Confidential Information and/or Privileged Information, including

1.3.1	every person who has acquired privileged information in the course of his relations with or of working for the Company, as a result of that person’s functions or of his engaging in business and professional activities;

1.3.2	every person having privileged information that, to his knowledge, was disclosed by an insider or a person subject to this restriction; and

1.3.3	every person who has acquired privileged information that he knows to be such concerning the Company;

1.4	“Confidential Information” means all of the knowledge or information of a confidential or secret nature, including, without restriction, the knowledge or information related to the skills, technical demonstrations, computer programs, formulas, processes, compositions, methods, devices, computer-based tools, accessories, experimental and research work, inventions, models, instructions, contracts, agreements, software, algorithms, nomenclatures, computer codes and diagrams, databases and plans, graphics, studies, notes, memorandums, practices, books, client lists, price lists, personnel files and any other technical, financial, commercial and scientific matter related to the Company;

1.5	The term “privileged information” means any information that has not been disclosed to the public and that could affect the decision of a reasonable investor;

2.	Conflicts of interest

2.1	Any person having a special relationship with the Company shall not get involved in a conflict of interest that could interfere with his or her objectivity or the exercise of his or her independent judgment for the purpose of fulfilling his or her duties for the Company, or affect his or her commitment to act in the best interest of the Company;

2.2	All employees shall refrain from having professional interests outside their work that could keep them from achieving top performance, or from having direct or indirect interests that could interfere with their objectivity or the exercise of their independent judgment, the whole as defined in the preceding paragraph;

2.3	Any person having a special relationship with the Company shall not request or grant favours nor give or receive gifts if this could affect the judgment of the receiver in connection with fulfilling his or her duties in the name of the Company;

2.4	Any person having a special relationship with the Company shall not be under any obligation towards a previous employer that is inconsistent with the rules of this code of ethics or that could restrict his or her activities in the name of the Company;

2.5	More generally, any person having a special relationship with the Company shall not get involved in a situation that could put the Company in an ambiguous, awkward or even questionable position from either a legal, social or moral standpoint.

3.	Confidential Information

3.1	Any person having a special relationship with the Company agrees to comply with the Confidential Information non-disclosure clauses contained in his or her contract of employment or services agreement, except with the prior consent expressly given by one of the members of the Company’s senior management, namely by the president and one of the vice presidents of the Company. This person also agrees not to use this Confidential Information out of the business context of the Company.

4.	Privileged information and trading the securities of the Company on the stock market

4.1	The laws that govern the Company as a public company restrict the use of Privileged Information. These restrictions apply not only to insiders, as defined in the Act, but to any person having a special relationship with the Company, as defined in section 1.3 hereof;

4.2	The restrictions in the Act can be summarized as follows:

4.2.1	No person or company who is an insider of the Company or has a special relationship with the Company may, while having knowledge of Privileged Information, buy, sell or otherwise negotiate securities of the Company, or any other company’s securities whose price or value could fluctuate according to the price or value of the securities of the Company, the whole as long as this information has not been made public;

4.2.2	Neither the Company, an insider of the Company or any person having a special relationship with the Company may communicate Privileged Information to another person or company, or benefit in any other way from this Privileged Information;

4.3	The penalties for any breach of the above are criminal penalties (fines and/or imprisonment) and civil penalties (payment of damages and assignment of the benefits resulting from the forbidden transaction in favour of the Company);

4.4	Any person charged with using the Privileged Information in an unlawful manner is personally liable;

4.5	The same rules apply to the insiders of the Company and to the persons having a special relationship with the Company that hold Privileged Information about the companies doing business with the Company or who obtained Privileged Information through their business relationship with these companies;

4.6	The Company is not opposed to having its employees or service providers hold shares or other securities issued by the Company since it is an entirely a personal and voluntary decision on their part;

4.7	In order to preserve the integrity of capital markets and to protect the reputation of the Company as a responsible issuer and, if possible, to protect its employees, the Company has deemed necessary to establish certain rules of conduct. Consequently, the following rules of conduct shall be adhered to by all the directors and officers of the Company and of its subsidiaries, and by any person having a special relationship with the Company;

4.7.1	As a general rule, if an insider or a person having a special relationship with the Company becomes aware of Privileged Information, he or she shall not buy or sell securities until the information within his or her knowledge becomes known to the public. If this information is distributed in a period during which this insider or person is allowed to perform transactions (as stated in sub-section 4.7.2), he or she will then be free to transact between the second (2nd) business day following the distribution of the press release mentioning this Privileged Information and the end of the period otherwise stated in these rules of conduct. In addition, the insiders or the persons having a special relationship with the Company shall not communicate to anybody the Privileged Information of which they may become aware;

4.7.2	For their own protection, the insiders of the Company and any person having a special relationship with the Company may not buy or sell any securities of the Company nor suggest that anybody buy or sell these securities outside the “exercise period” which commences on the first day of the month following the end of a quarter and ends on the second day following the issuance of a news release disclosing quarterly results (provided, however, that during this period there shall have occurred no event that this person may have become aware of and would be considered Privileged Information);

4.7.3	The directors and officers of the Company shall also, at their discretion, abstain from making frequent market transactions that would be perceived as speculative activities and lead to believe that they are unduly capitalizing on occasional market fluctuations. In the same context, the directors and officers shall abstain from selling short the securities of the Company;

4.7.4	As for the exercise of share purchase options granted to certain insiders of the Company, the exercise of these options shall occur during the exercise period stated in sub-section 4.7.2. If an employee or a service provider wishes to exercise an option outside the exercise period, he must obtain the prior written consent of the president or of the senior vice president finance & chief financial officer;

4.8	The summary contained in this paragraph only provides general guidance on the obligations relating to ethics and confidentiality and any person who wishes to receive more information may contact the senior vice president finance and chief financial officer;

5.	Insider report

5.1	The insiders must report on their control over securities within ten (10) calendar days following the date they became insiders and state any change in their control within ten (10) calendar days following this change.

6.	Intellectual Property

6.1	Any invention, discovery, improvement or innovation (including in computer programming) related to the business of the Company, conceived or made during or after working hours, belongs to the Company as specified in the Intellectual Property and Confidentiality Agreement signed by each employee;

6.2	Any person having a relationship with the Company shall notify without delay the Company of any invention, discovery, improvement or innovation. The patents, industrial designs, copyrights or other rights, as applicable, belonging to the Company must be assigned to the Company. In this context, this person agrees to assist and collaborate in the preparation of patent applications and copyright registrations and to participate in all the activities related to the protection of the Company’s intellectual property, the whole without additional compensation.

7.	Distribution and application of the Code

7.1	The directors and officers of the Company will be responsible for the distribution of this Code to the relevant parties;

7.2	Compliance with this Code is an essential condition for the employment of the persons working for the Company and any failure to apply the Code may result in a disciplinary action by the Company. This disciplinary action could involve the termination of the defaulting person;

7.3	If there is any doubt about the interpretation of the provisions of this Code, requests shall be made to the senior vice president finance and chief financial officer of the Company;

7.4	Any person having a special relationship with the Company who derogates from the provisions of this Code or is aware of a breach of the provisions of this Code shall immediately notify his or her immediate supervisor along with the senior vice president finance and chief financial officer of the Company;

7.5	The Company has the right to obtain, from time to time, confirmation by the employee or the service provider that he or she has at all times complied with the provisions of this Code.